MANAGEMENT LLC

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2006-IQ11

As an authorized officer of Babson Capital Management LLC, I certify that (i) a review of the activities of the Subservicer, for the period ending December 31, 2006, and of its performance under the Primary Servicing Agreement dated as of June 1, 2006 and the Pooling and Servicing Agreement, dated as of June 1, 2006 (the Agreements), has been made under my supervision, (ii) to the best of my knowledge, based on such review, Babson Capital Management, LLC has fulfilled all of its obligations under the Agreements in all material respects throughout the aforementioned period, with the following exception: The monthly reconciliations of escrow and principal & interest for one of the seven months of the service period were not prepared within the 25 calendar days as specified in the service agreement; and (iii) has received no notice regarding qualification, or challenging the status, of any portion of the Trust Fund as a REMIC for the Internal Revenue Service or any other governmental agency or body.

                                                                Babson Capital Management LLC

Dated: February 28, 2007                         By: /s/ Joanne Denver
                                                                        Joanne Denver
                                                                        Its: Managing Director

1500 Main Street •  Springfield, MA01115 •  Tel+1.413.226.1000 • Toll Free+1.888.428.8809  • www.babsoncapital.com